UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IMPCO TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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IMPCO TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 9, 2005

IMPCO Technologies, Inc. (the “Company”) will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at its Corporate Headquarters, 16804 Gridley Place, Cerritos, California, on Thursday, June 9, 2005 at 9:00 a.m. local time.

The Company is holding the Annual Meeting:

•	To elect two members of the Board of Directors for terms of three years or until their successors are elected and qualified; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on May 4, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting, at the Company’s Corporate Headquarters, for a period of ten days prior to the Annual Meeting. The vote of each stockholder is important. Whether or not you plan to attend the Annual Meeting, you are requested to mark, date and sign the enclosed proxy card and return it promptly.

By order of the Board of Directors

Dale L. Rasmussen
Secretary

Cerritos, California

May 2, 2005

IMPCO TECHNOLOGIES, INC.

16804 Gridley Place

Cerritos, California 90703

PROXY STATEMENT

INFORMATION REGARDING PROXIES

This Proxy Statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of IMPCO Technologies, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 9, 2005 at 9:00 a.m., local time, at its Corporate Headquarters, 16804 Gridley Place, Cerritos, California, and at any adjournment or postponement thereof.

These proxy materials are being mailed to stockholders commencing on or about May 12, 2005. Expenses of the solicitation of proxies will be paid by the Company. Solicitation will be by mail. There may be telephone or personal solicitations by directors, officers and employees of the Company, which solicitations will be made without paying them additional compensation. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for their solicitation.

If the enclosed proxy card is properly executed and returned, it will be voted in accordance with the instructions specified thereon. If a proxy is signed and returned and does not contain instructions to the contrary, it will be voted FOR the election of all of the nominees for the Company’s Board of Directors listed in this Proxy Statement. If other matters come before the Annual Meeting, shares represented by proxy will be voted in accordance with the best judgment of the persons named as proxies in the enclosed proxy card. Execution of the proxy card will not in any way affect a stockholder’s right to attend the Annual Meeting or prevent voting in person. A proxy may be revoked at any time by delivering written notice to the Secretary of the Company before it is voted.

Only stockholders of record at the close of business on the record date, May 4, 2005, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The holders of shares of Common Stock representing one-third of the Common Stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions will be counted for purposes of determining if a quorum is present at the Annual Meeting for the transaction of business. With respect to broker nominee votes, the Delaware Supreme Court has held that broker non-votes may be counted as present or represented for purposes of determining the presence of a quorum. Directors are elected by a plurality of the votes of the shares present or represented at the Annual Meeting and entitled to vote, and withheld votes will have no effect on the outcome of the election of directors. Abstentions, however, are included in determining the number of shares voted on any other proposals that properly come before the Annual Meeting and will have the same effect as a vote against such proposals. Broker non-votes will not be counted for any of the proposals submitted to stockholders and will have no effect on any of their outcomes. Shareholders are not entitled to cumulate votes for the election of directors.

VOTING SECURITIES

The only class of stock entitled to vote at the Annual Meeting is the Company’s Common Stock. At the close of business on April 25, 2005, there were 28,609,096 shares of Common Stock outstanding and entitled to vote at the Annual Meeting (not including treasury shares or shares issuable upon exercise of options), and the holders of those shares will be entitled to one vote per share.

PROPOSAL I

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, with the three classes serving staggered three-year terms. The directors elected at the Annual Meeting will be elected for three-year terms. Each director will hold office until the first meeting of stockholders immediately following expiration of his term of office and until his successor is qualified and elected.

Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, if any of them do not accept the nomination or otherwise are unwilling or unable to serve, the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

Directors are elected by a plurality of the votes cast by the holders of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Any shares not voted (whether by broker non-vote or votes withheld) will not be counted as votes cast for or against the nominees and will be excluded from the vote. Consequently, any such non-voted shares will have no effect on the vote for the election of directors.

Information about Directors

and Nominees for Election

The names of the nominees and the other directors, the year in which each first became a director of the Company, their principal occupations and certain other information are as follows:

Nominees for Election to Term Continuing Until 2008

Norman L. Bryan, 63, has served as a director since November 1993 and is Chair of the Audit Committee. He has been a consultant since January 1995. Mr. Bryan was employed as the Senior Vice President of Sales and Marketing of EIT, Inc., an electric meter manufacturing company, from October 1998 to July 2002. Prior to retiring in 1994 from Pacific Gas and Electric Company, he was Vice President, Marketing from February 1993 until December 1994, and was Vice President, Clean Air Vehicles from February 1991 to February 1993. Mr. Bryan holds an M.S. degree in business from Stanford University and a B.S.M.E. degree in mechanical engineering from California State University in San Jose.

Don J. Simplot, 69, has served as a director since May 1978. He was a Vice President of J.R. Simplot Company, which is engaged in agricultural enterprises, until his retirement in May 1, 2001. Mr. Simplot is also a director of J.R. Simplot Company.

The Board of Directors recommends a vote “FOR” election of each of these nominees.

Directors Whose Terms Continue Until 2006

J. David Power III, 73, has served as a director since August 2000. He is the founder of J.D. Power and Associates where he has served as Chairman since 1996. Mr. Power has previously worked with Ford Motor Company, General Motors Corporation and J.I. Case Company. Mr. Power was a recipient of the Automotive Hall of Fame’s Distinguished Service Citation. Mr. Power graduated from the College of Holy Cross, holds an M.B.A. degree from The Wharton School of Finance at the University of Pennsylvania and holds honorary doctorate degrees from College of the Holy Cross, California Lutheran University and California State University, Northridge.

Mariano Costamagna, 54, has served as a director since June 2003. On January 1, 2005, he became the Company’s Chief Executive Officer. He is also the Managing Director and Chief Executive Officer of BRC, S.r.l., and its wholly owned subsidiary, MTM, S.r.l., located in Cherasco in the province of Piedmont in northern Italy. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark. Mr. Costamagna and his family founded MTM in 1977, and Mr. Costamagna has served as MTM’s principal executive officer since that time. Mr. Costamagna became BRC’s Managing Director and Chief Executive Officer at the time that company was established in 2001. Mr. Costamagna became a director in connection with the Company’s acquisition of the initial 50% of the equity interest of BRC and, the Company’s Chief Executive Officer in accordance with the employment agreement between the Company and Mr. Costamagna, which was entered into in connection with the BRC acquisition. Mr. Costamagna has never served as the Chief Executive Officer of a publicly traded company.

Directors Whose Terms Continue Until 2007

Marco Di Toro, 44, has served as a director since April 1, 2005. He has been a partner in the law firm of Groso, de Rienzo, Riscossa, Gerlin e Associati in Turin, Italy since 1994. Mr. Di Toro holds a law degree from Università Cattolica del Sacro Cuore, Milan (Catholic University of Sacred Heart of Jesus, Milan).

John R. Jacobs, 51, has served as a director since May 2004. Mr. Jacobs is a managing partner of Capital Run, an investment bank headquartered in Seattle, Washington. Mr. Jacobs was previously the co-founder and Managing Partner of Pacific Capital Partners LLC, a boutique M&A investment bank, which merged with Capital Run in September 2003. Prior to Pacific Capital Partners, Mr. Jacobs was the managing member and co-founder of US Bancorp Piper Jaffray’s Venture Capital Partner Funds. While at Piper Jaffray, Mr. Jacobs founded and headed the Technology Investment Banking Practice, served on the Piper Jaffray Investment Banking Group Head Management Committee, and ran Piper Jaffray’s Seattle, Washington Investment Banking office. Mr. Jacobs started his career at Chase Manhattan Bank in New York City in the Technology and Private Placement Groups. Mr. Jacobs graduated from Ohio Wesleyan University with honors and received a master of International Management from the American Graduate School of International Business.

Meetings of the Board of Directors and Committees

During the twelve months ended December 31, 2004, there were nine meetings of the Board of Directors. Each director attended at least 75% of the Board and committee meetings held while he was serving. The Board of Directors has determined that Messrs. Bryan, Di Toro, Jacobs and Power are “independent” under Nasdaq Marketplace Rule 4200(a)(15).

Current members of the Audit Committee are Norman L. Bryan (Chair), J. David Power III, and John Jacobs. The Board of Directors has determined that Mr. Jacobs, is an Audit Committee Financial Expert within the current rules of the Securities and Exchange Commission. The Audit Committee reviews with the Company’s independent auditors the scope, results and costs of the annual audit and the Company’s accounting policies and financial reporting. The Audit Committee met 14 times during the fiscal year ended December 31, 2004. The Board of Directors has adopted a written charter for the Audit Committee. The members of the Audit Committee are “independent” as defined in Nasdaq Marketplace Rule 4200(a)(15) and meet the additional requirements set forth in Nasdaq Marketplace Rule 4350(d)(2)(A).

Current members of the Compensation Committee are John Jacobs (Chair), Norman L. Bryan and J. David Power III. The function of the Compensation Committee is to consider and propose executive compensation policies and to submit to the Board of Directors reports recommending compensation to be paid to the Company’s executive officers. All of the members of the Compensation Committee are “independent” as defined in Nasdaq Marketplace Rule 4200(a)(15). The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee met twice during the fiscal ended December 31, 2004.

Current members of the Nominating Committee are J. David Power III (Chair), Norman L. Bryan and John Jacobs. The Nominating Committee is responsible for recruiting and recommending candidates for membership on the Board of Directors. The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is available on the Company’s website at www.impco.ws. The members of the Nominating Committee are “independent” as defined in Nasdaq Marketplace Rule 4200(a)(15). The Nominating Committee has no formal policy with respect to consideration of stockholder recommended director candidates but will consider various potential candidates for director that may come to the Committee’s attention through current Board members, professional search firms, stockholders and other persons. The Board of Directors believes it is appropriate not to establish a formal policy in light of the absence of any stockholder recommended director candidates in the past. The Nominating Committee has not established any minimum qualifications for directors, but identifies and evaluates each candidate on a case-by-case basis including an evaluation of business and professional background, history of leadership or contributions to other organizations, function skill set and expertise, general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment and other board service. For information about suggesting candidates for consideration as nominees for election to the Board of Directors, see “Proposals of Stockholders” below. The Nominating Committee met once during the fiscal year ended December 31, 2004.

Shareholder Communication with Directors

The Company has not established a formal process for communications by shareholders to directors, but intends to establish such a process in the near future. Currently, shareholders wishing to communicate with the Board of Directors may do so by writing to them c/o Impco Technologies, Inc., 16804 Gridley Place, Cerritos, California 90703, Attention: Corporate Secretary.

Compensation of Directors

In 2004, the Compensation Committee considered changes to non-employee director compensation and reviewed the results of surveys on the subject. In light of increasing time demands, effective January 1, 2005, each director who is not an employee of the Company is paid an annual fee of $20,000, plus out-of-pocket expenses. The Chairs of the Compensation and Nominating Committees are paid an annual fee of $5,000, and the Chair of the Audit Committee is paid an annual fee of $10,000. In addition, non-employee directors are eligible to participate in the Company’s Deferred Compensation Plan pursuant to which they may elect to defer their fees, which are invested in mutual funds. The Company matches 50% of the participant’s contribution up to an annual maximum of $12,500, which is invested in shares of the Company’s Common Stock acquired in the open market and those shares become subject to vesting provisions.

During 2004, a special committee of the Board of Directors oversaw the negotiations of the BRC acquisition, for which its members, Messrs. Bryan, Power and Jacobs, were paid a fee of $15,000 and an additional fee of $5,000 was paid to the Chair of the committee.

In 2004, the Company granted options to purchase 15,000 shares of Common Stock to each of the non-employee directors, other than Mr. Jacobs who was granted options to purchase 25,000 shares. Option exercise prices are the higher of (i) the average market value of the Company’s Common Stock for the 15 trading days following the date of grant and (ii) the market value of the Company’s Common Stock on the fifteenth trading day following the date of grant. Options are not assignable and vest cumulatively at the rate of 25% annually, beginning on the first anniversary date of grant. However, if a director dies, becomes disabled or retires from the Board of Directors at age 62 or older, then options vest at the rate of 25% for each full calendar year in which the director served. Options must be exercised while serving as a director or within three months following termination as director, unless termination results from death or disability, in which case options may be exercised during the one-year period following termination. In no event may options be exercised more than ten years after the date of grant.

Compensation Committee Interlocks and Insider Participation

Messrs. Bryan, Power, Jacobs, Simplot and a former director, Paul Mlotok, served as members of the Compensation Committee during the fiscal year ended December 31, 2004,. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors who serve as executive officers of such entities.

Relationships among Directors or Executive Officers

There are no family relationships among any of the Company’s directors or executive officers.

Attendance at Annual Meetings

The Company expects all directors to attend the Company’s annual meetings. All of the directors then-serving attended the Company’s 2004 annual meeting.

Code of Ethics

The Company has adopted a Code of Ethics, as defined under SEC rules, that applies to all of the Company’s officers, directors and employees, including its chief executive officer, chief financial officer and controller. You can find a copy of the Company’s Code of Business Conduct and Ethics on its website at www.impco.ws. The Company will post any amendments to the Code of Business Conduct and Ethics on its website.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s outstanding Common Stock as of March 31, 2005 by:

•	each person known by the Company to beneficially own more than 5% of the Company’s Common Stock;

•	each of the Company’s directors;

•	the Company’s former chief executive officer and the Company’s four other most highly compensated executive officers serving at the end of the 2004 fiscal year (the “Named Executive Officers”); and

•	all of the Company’s executive officers and directors as a group.

Except as otherwise indicated, all of the shares indicated in the table are shares of Common Stock and each beneficial owner has sole voting and investment power with respect to the shares set forth opposite its name. This percentage ownership included in the following is based on 28,519,621 shares of Common Stock outstanding as of March 31, 2005. The address of each of the executive officers and directors is c/o IMPCO Technologies, Inc., 16804 Gridley Place, Cerritos, California 90703.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent
5% Stockholders:
Pier Antonio Costamagna	6,816,733	(1)(2)	23.9%
FMR Corp. 82 Devonshire Street Boston, MA 02109	2,585,200	(3)	9.1%

Directors and Executive Officers:
Mariano Costamagna	6,834,233	(1)(4)	24.0%
Norman L. Bryan	51,500	(5)	*
Terry Clapp	66,000	(6)	*
Marco Di Toro	—		*
Brad Garner	103,515	(7)	*
Nickolai A. Gerde**	27,250	(8)	*
J. David Power III	52,500	(9)	*
Dale L. Rasmussen	211,404	(10)	*
Don J. Simplot	571,433	(11)	2.0%
Robert M. Stemmler**	621,919	(12)	2.1%
John R. Jacobs	6,250	(13)	*
All executive officers and directors as a group (10 persons)	8,546,004	(14)	28.8%

*	Less than 1% of the outstanding Common Stock.
**	Mr. Stemmler was Chief Executive Officer until January 1, 2005 and resigned as a director on April 6, 2005, effective May 3, 2005. Mr. Gerde was Chief Financial Officer and Treasurer until April 7, 2005.
(1)	The address for Messrs. Costamagna is Via La Morra, 1, 12062 Cherasco, Italy. Pier Antonio Costamagna is the brother of Mariano Costamagna, Chief Executive Officer and a director
(2)	Includes 3,436,182 shares held by Mariano Costamagna and 88,628 shares held by Pier Antonio Costmagna’s spouse to which he disclaims beneficial ownership.
(3)	Based on a Schedule 13G/A Information Statement filed April 11, 2005 by FMR, Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR, and Vip III Mid Cap Portfolio (Vip III), for which Fidelity acts as an investment adviser. The Schedule 13G/A discloses that FMR has sole voting power as to 241,807 shares, no shared voting power and sole dispositive power as to all 2,585,200 shares. The Schedule 13G/A states that Mr. Johnson and various family members, through their ownership of FMR voting common stock and the execution of a shareholders’ voting agreement, may be deemed to form a controlling group with respect to FMR. The Schedule 13G/A indicates that 2,343,393 shares, or 8.2%, are beneficially owned by Fidelity as a result of acting as an investment advisor to several investment companies (ICs), one of which, Vip III, owned 2,207,693 shares, or 7.7%. Mr. Johnson and FMR, through its control of Fidelity, and the ICs each has sole dispositive power as to such shares. Neither Mr. Johnson nor FMR has sole voting power as to such shares, as such power resides with the ICs’ Boards of Trustees and is carried out by Fidelity under written guidelines established by such Boards. The Schedule 13G/A indicates that 241,807 shares are beneficially owned by Fidelity Management Trust Company (Fidelity Trust) as a result of serving as an investment advisor to certain institutional accounts. Mr. Johnson and FMR, through its control of Fidelity Trust, each has sole dispositive power and sole voting power as to such shares.
(4)	Includes 17,500 shares subject to options exercisable within 60 days of March 31, 2005, and 3,291,923 shares held by Pier Antonio Costamagna and 88,628 shares held by Mariano Costamagna’s spouse to which he disclaims beneficial ownership.
(5)	Includes 50,500 shares issuable upon exercise of outstanding options that are exercisable within 60 days after March 31, 2005.
(6)	Includes 66,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after March 31, 2005.
(7)	Includes 98,515 shares issuable upon exercise of outstanding options that are exercisable within 60 days after March 31, 2005.

(8)	Includes 23,750 shares issuable upon exercise of outstanding options that are exercisable within 60 days after March 31, 2005.
(9)	Includes 52,500 shares issuable upon exercise of outstanding options that are exercisable within 60 days after March 31, 2005.
(10)	Includes 130,804 shares issuable upon exercise of outstanding options that are exercisable within 60 days after March 31, 2005.
(11)	Includes 200,000 shares issuable upon the exercise of outstanding warrants and 55,500 shares issuable upon exercise of outstanding options that are exercisable within 60 days after March 31, 2005.
(12)	Includes 479,424 shares issuable upon exercise of outstanding options that are exercisable within 60 days after March 31, 2005.
(13)	Includes 6,250 shares issuable upon exercise of outstanding options that are exercisable within 60 days after March 31, 2005.
(14)	Includes an aggregate of 200,000 shares issuable upon the exercise of outstanding warrants and 980,743 shares issuable upon exercise of outstanding options that are exercisable within 60 days after March 31, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 or advice that no filings were required, all filing requirements of Section 16(a) were timely complied with during the fiscal year ended December 31, 2004, except that, due to the focus of the Company’s officers and employees on the completion of the 2004 audit and filing of the Company’s Annual Report on Form 10-K, completion of the BRC acquisition and management transition, the Company failed to assist Mariano Costamagna in timely filing a Form 4 statement of changes in beneficial ownership with respect to 13 transactions, his brother, Pier Antonio Costamagna, and their spouses in timely filing a Form 3 initial statement of beneficial ownership, and Marco Di Toro in timely filing a Form 3 initial statement of beneficial ownership.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation paid or accrued during the fiscal year ended December 31, 2004 and each of the Company’s last three fiscal years to the Company’s Named Executive Officers.

			Annual Compensation			Long-Term Compensation
Name and Principal Position	Year		Salary($)(1)	Bonus($)		Securities Underlying Options(#)(2)	All Other Compensation($)
Dale L. Rasmussen Senior Vice President and Secretary	2004 2003 2002 2002	(t)	$125,000 114,616 103,846 140,462		$75,000 — 30,000 80,000	102,500 102,500 110,000 25,000	$12,265 11,798 17,183 12,173	(3)

Brad Garner Vice President and Chief Operating Officer	2004 2003 2002 2002	(t)	$196,923 180,769 180,088 143,304		$20,000 — — 17,000	87,500 87,500 30,000 45,000	$20,377 17,594 11,022 16,345	(4)

Terry Clapp Vice President and Chief Operating Officer, European, Africa, and Middle-Eastern Operations	2004 2003 2002 2002	(t)	$311,296 263,980 134,413 170,054	$	— — 40,000 10,000	25,000 50,000 50,000 15,000	$71,061 54,499 30,243 38,262	(5)

Robert M. Stemmler* Former President and Chief Executive Officer	2004 2003 2002 2002	(t)	$360,000 360,000 249,231 360,000		$40,000 — — 100,000	345,500 341,500 140,000 25,000	$58,559 73,614 32,934 60,224	(6)

Nickolai A. Gerde* Former Chief Financial Officer and Treasurer	2004		$168,289		$5,000	90,000	$24,923	(7)

(t)	Transitional period of eight-months ended December 31, 2002.
*	Effective January 1, 2005, Mr. Stemmler resigned as the Company’s President and Chief Executive Officer, and on April 6, 2005 he resigned as director effective May 3, 2005. Effective April 7, 2005, Mr. Gerde resigned as the Company’s Chief Financial Officer and Treasurer, positions he had held since January 2004.
(1)	Includes amounts deferred by executive officers pursuant to the Investment and Tax Savings Plan and Deferred Compensation Plan.
(2)	Includes options under the Company’s stock option plans.
(3)	Includes an automobile allowance of $6,000, matching contribution of $1,443 pursuant to the Investment and Tax Savings Plan and a matching contribution of $4,822 pursuant to the Deferred Compensation Plan.
(4)	Includes an automobile allowance of $12,000, a matching contribution of $5,908 pursuant to the Investment and Tax Savings Plan and a matching contribution of $2,469 pursuant to the Deferred Compensation Plan.
(5)	Includes an automobile allowance of $15,168, and the Company’s contribution, required under U.K. law, of $55,893 to an executive pension plan, which is not maintained by the Company.
(6)	Includes a group term life insurance premium of $27,705, an automobile allowance of $12,000, a matching contribution of $6,354 pursuant to the Investment and Tax Savings Plan and a matching contribution of $12,500 pursuant to the Deferred Compensation Plan.
(7)	Includes an automobile allowance of $11,400, matching contribution of $4,346 pursuant to the Investment and Tax Savings Plan and a matching contribution of $9,177 pursuant to the Deferred Compensation Plan.

Option	Grants in the Fiscal Year Ended December 31, 2004

The following table describes the options granted to the Named Executive Officers in the fiscal year ended December 31, 2004.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price($/Sh)	Expiration Date	5%($)	10%($)
Dale L. Rasmussen	45,000 5,000 52,500	(3) (4) (4)	4.16 0.46 4.85	6.02 6.02 5.70	11/23/14 11/23/14 5/17/14	441,247 49,050 487,447	702,666 78,050 776,177
Brad Garner	50,000 37,500	(3) (4)	4.62 3.46	6.02 5.70	11/23/14 5/17/14	490,297 348,176	780,716 554,412
Terry Clapp	25,000	(4)	2.31	5.70	5/17/14	223,117	369,608
Robert M. Stemmler	50,000 245,500 50,000	(3) (4) (4)	4.62 22.68 4.62	6.02 5.70 6.00	11/23/14 5/17/14 6/3/14	490,287 2,279,394 488,668	780,716 3,629,554 778,123
Nickolai A. Gerde	50,000 40,000	(3) (4)	4.62 3.70	6.02 5.70	11/23/14 5/17/14	490,297 371,388	780,716 591,373

(1)	Based on an aggregate of 1,082,500 shares underlying options granted to employees during the fiscal year ended December 31, 2004.
(2)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by SEC rules and do not represent the Company’s estimate or projection of future stock price performance.
(3)	Options are granted at the fair market value of the Company’s Common Stock on the date of grant and vest cumulatively at the rate of 40% after the first two years following the date of the grant and 20% each year thereafter so that the employee is 100% vested after five years. However, if employment terminates due to retirement at or after age 62 and the employee has been an employee continuously for five years preceding retirement, then options vest immediately. Options may be exercised only while an optionee is employed by the Company, or within up to three months following termination of employment. If termination results from death or disability, options may be exercised within one year of the termination date. In no event may options be exercised more than ten years after date of grant. In the event of a change of control of the Company, the Board of Directors may in its sole discretion give all or certain optionees the right to exercise all or any portion of their unvested options.
(4)	Options are granted at the fair market value of the Company’s Common Stock on the date of grant and vest cumulatively at the rate of 25% per year so that the employee is 100% vested after four years. However, if employment terminates due to retirement at or after age 62 and the employee has been an employee continuously for five years preceding retirement, then options vest immediately. Options may be exercised only while an optionee is employed by the Company, or within one year following termination of employment. In no event may options be exercised more than ten years after date of grant. In the event of a change of control of the Company, the Board of Directors may in its sole discretion give all or certain optionees the right to exercise all or any portion of their unvested options.

Aggregated Option Exercises in the Fiscal Year Ended December 31, 2004

And Period-End Option Values

The following table sets forth information concerning stock option exercises during the fiscal year ended December 31, 2004 and the value of unexercised options held by the Company’s Named Executive Officers.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Dale L. Rasmussen	—	—	129,229	249,663	434,913	608,927
Brad Garner	—	—	76,640	191,153	59,325	175,675
Terry Clapp	—	—	53,500	101,500	185,933	238,368
Robert M. Stemmler	—	—	388,799	709,429	1,438,226	1,210,598
Nickolai A. Gerde	—	—	13,750	111,250	59,325	175,675

(1)	Calculated by determining the difference between the fair market value of the Common Stock underlying the options on the date each option was exercised and the exercise price of the options.
(2)	Calculated by determining the difference between the fair market value of the Common Stock underlying the options on December 31, 2004 and the exercise price of the options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table sets forth information about the Company’s Common Stock that may be issued under the Company’s equity compensation plans, including compensation plans that were approved by the Company’s stockholders as well as compensation plans that were not approved by the Company’s stockholders. Information in the table is as of December 31, 2004:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	3,451,246	5.038	151,842
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	3,451,246	5.038	151,842

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of BRC

In a series of related transactions between October 2, 2003 and July 29, 2003, the Company acquired 50% of BRC’s equity from two of its founders, Mariano Costamagna and his brother, Pier Antonio Costamagna. The aggregate price for the purchase of the initial 50% equity interest was $23.8 million. On October 22, 2004, the Company entered into an agreement to purchase the remaining 50% equity interest from those same individuals using a combination of cash and stock. The terms of the transaction included a cash payment of approximately $10.0 million and an issuance of 5,098,284 shares of Common Stock. As of October 22, 2004, the date of the BRC acquisition agreement, the value of that consideration was approximately $37.6 million based on a stock price of approximately $5.40. Based on the last reported sale of the Common Stock as of March 31, 2005, the value of the consideration to be received by the founders was approximately $37.4 million. On March 10, 2005, the

Company’s stockholders approved the issuance of 5,098,284 shares of Common Stock to be used as part of the purchase price for the acquisition of the 50% remaining ownership of BRC. The BRC purchase transaction was completed and closed on March 31, 2005.

On December 23, 2004 the Company entered a loan agreement with M.T.M., S.r.l., a wholly-owned subsidiary of BRC, pursuant to which the Company borrowed $22.0 million. The loan proceeds were used to retire all debts and related obligations the Company had incurred pursuant to a Securities Purchase Agreement dated July 18, 2003 with Bison Capital Structured Equity Partners, LLC. The MTM loan carries an interest rate equal to 3-month EURIBOR plus 1.5% per annum, which totaled approximately 3.7% as of December 31, 2004. The MTM loan matures on December 31, 2009 and will be repaid in quarterly installments beginning April 1, 2005, each payment in the amount of not less than $650,000 in the first two years, $800,000 in the third year, $1,000,000 in the fourth year and $1,150,000 in the final year, with a $5,000,000 “balloon payment” of the remaining unpaid principal and interest due on December 31, 2009. This loan may be accelerated in the event that any payment is not made within 15 days of the date when due, if the employment of Mariano Costamagna as Chief Executive Officer is terminated for any reason (with certain exceptions for termination upon Mr. Costamagna’s death), if the Company materially breaches his employment agreement or upon written notice of any other default under the agreement.

Mariano Costamagna and Pier Antonio Costamagna made a guaranty in favor of MTM dated as of December 23, 2004 pursuant to which they jointly and severally guaranty the Company’s payment of the MTM loan in order to provide additional support for the MTM loan agreement. The guaranty will continue for the entire term of the MTM loan and provides that MTM may demand full performance of the loan from Messrs. Costamagna, jointly and severally, in case of a default by the Company.

In order to provide recourse for Messrs. Costamagna in the event the Company defaults on the MTM loan and they are required under the guaranty to make any payments on the loan, the Company has pledged all of its interest in BRC to Messrs. Costamagna pursuant to a pledge agreement dated as of December 23, 2004. Pursuant to the pledge agreement, if the Company defaults on the loan agreement and either of Messrs. Costamagna pays any portion of the MTM loan and provides notice to the Company of his intent to exercise his rights under the pledge agreement, then he has the right to any cash dividends in respect of the pledged interests and the right to require that all shares or units representing the pledged interests be registered in his name and to thereafter exercise all rights of an owner of such shares or units. The pledge will terminate upon the repayment of the loan and discharge of the guaranty.

In connection with the BRC transaction, Mariano Costamagna became the Company’s Chief Executive Officer on January 1, 2005. Mariano Costamagna has served as a director since June 2003. Pier Antonio Costamagna is an employee of MTM. In addition, Messrs. Costamagna were the holders of approximately 7.3% of the Common Stock prior to the completion of the acquisition, as a result of the transactions between October 2002 and July 2003.

The Board of Directors formed a special committee of independent directors who had no financial or other material relationship with Messrs. Costamagna or BRC (other than their positions as directors) that oversaw the negotiations of the acquisition. As well, the terms of the loan agreement, guaranty and pledge agreement and the terms of the Costamagna’s employment agreements were determined in arms-length negotiations between the Company and Messrs. Costamagnas. These negotiations were overseen by a special committee comprised solely of independent directors.

On February 4, 2005, the Company sold 4,000,000 shares of Common Stock as part of a public offering to investors and realized net proceeds of approximately $20.6 million inclusive of approximately $1.0 million of issuance expenses. On February 11, 2005, the underwriters exercised their over-allotment option, and the Company sold an additional 600,000 shares from which it received additional net proceeds of approximately $3.2 million. Approximately $10.0 million of the proceeds from the public offering were placed in an escrow account for use as partial consideration in the BRC acquisition.

Marco Di Toro, who was appointed as a director effective April 1, 2005, is a partner in the law firm of Grosso, de Rienzo, Riscossa, Gerlin e Associati in Turin, Italy. In connection with the February Common Stock offering and before Mr. Di Toro became a director, the Company retained Mr. Di Toro’s firm to deliver an opinion regarding certain legal matters with respect to BRC. In addition, pursuant to the terms of the BRC acquisition agreement, the Company was required to pay the firm’s legal fees and expenses incurred in acting as the legal and financial advisors to Messrs. Costamagna.

As a condition to his obligations under the BRC purchase agreement, Pier Antonio Costamagna entered into an employment agreement with MTM effective March 31, 2005 pursuant to which he became MTM’s chief engineering officer until May 31, 2009. Mr. Costamagna’s initial base salary is $360,000 per year, and he is entitled to participate in MTM’s existing bonus plans and arrangements, but not in the Company’s Bonus Incentive Plan. Pier Antonio Costamagna’s employment agreement does not contain the severance provisions contained in Mariano Costamagna’s agreement (described below), nor does such termination represent a default under the MTM loan.

Loans to Executive Officers

In December 2000, the Company loaned Mr. Rasmussen, the Company’s Senior Vice President and Secretary, $100,000. The loan initially bore interest at a rate of 5% per annum and, after June 30, 2001, bore interest at a rate of 9% per annum. The loan became due and payable in full on July 31, 2002. The loan was repaid in full on March 8, 2004, and, at no time since the beginning of the 2004 fiscal year, did the outstanding balance exceed $5,000.

In September 2001, the Company loaned Mr. Rasmussen $175,000. The loan bears interest at a rate of 9% per annum. The loan became due and payable in full on July 31, 2002. The largest amount outstanding since the beginning of the 2004 fiscal year has been approximately $256,780. The amount outstanding at March 31, 2005 was approximately $68,479.

The Company cannot make assurances that one or more of these related party loans are on terms no less favorable to the Company than might be obtained in arms’ length transactions. Because of the prohibitions arising under the Sarbanes-Oxley Act of 2002, the Company will not modify any outstanding loans nor will it enter into new related party transactions other than as permitted by applicable law at the time of the transaction.

Exercise of Warrants by a Director

During April and May of 2003, the Company entered into agreements with investors to provide approximately $3.1 million in bridge loans, of which $1.4 million was from an LLC of which Mr. Simplot was a member. In conjunction with the bridge loan agreements, the Company issued warrants to the LLC to purchase 140,000 shares of the Company’s Common Stock at $2.46, or 120% of market price. In October of 2004, at a time when Mr. Simplot was no longer a member of the Compensation Committee, the LLC was dissolved, and its assets were distributed to the members, including warrants to purchase 70,000 shares of the Company’s Common Stock to Mr. Simplot. The warrants were exercised on November 19, 2004 and December 10, 2004, and the underlying Common Stock was sold, resulting in a $245,000 gain to Mr. Simplot.

Retention of a Director’s Law Firm

Mr. Di Toro is a partner in the law firm of Groso, de Rienzo, Riscossa, Gerlin e Associati, which BRC has retained in connection with a litigation matter.

Family Relationships Among Executive Officers and Other Employees

Doug Garner is the father of Brad Garner, our Vice President and Chief Operating Officer. Doug Garner has been employed as a Senior Technical Field Representative since January 1, 2001. He reports to the North America Business Manager who in turn reports to the Director of Sales and Marketing. His compensation for the 2004 fiscal year was $76,305.

Sale/Leaseback Transaction

In July 2002, BRC sold two parcels of real property located in Cherasco, Italy, including the buildings situated thereon, to IMCOS2 S.r.l., a real estate investment company owned 100% by Messrs. Mariano Costamagna and Pier Antonio Costamagna. The price and other terms of this sale reflected the fair market value for the property based upon an appraisal conducted at the time of the purchase. Subsequently, IMCOS2 leased back to BRC and MTM under an eight-year lease, the portion of these properties that were previously occupied by those entities. The terms of this lease reflect the fair market value for the lease of such property based upon an appraisal conducted at the time of the leasing transaction. Lease payments by BRC in 2004 were €0.45 million.

EMPLOYMENT AGREEMENTS

Mariano Costamagna entered into an employment agreement pursuant to which he became Chief Executive Officer effective January 1, 2005 until May 31, 2009. Mr. Costamagna’s initial base salary is $360,000 per year, and he is entitled to participate in the Bonus Incentive Plan. Mr. Costamagna will relocate his primary residence to the United States, with the Company bearing his visa and moving expenses (including the expenses of his return move to Italy unless his termination is for “cause” or unless he resigns without “good reason”). Mr. Costamagna’s employment agreement contains very limited provisions for termination (with certain exceptions for termination upon his death). If, during the term of his employment, the Company terminates his employment other than for “cause” or if he resigns for “good reason,” the Company must pay him a severance payment equal to $5.0 million (subject to certain limited reductions if he sells more than 20% of the Common Stock he has received in connection with his sales of his portion of BRC). Accordingly, the Company’s right to terminate his employment without triggering this obligation is limited to circumstances in which he commits a crime or engages in gross negligence or willful misconduct that adversely impacts the Company’s legitimate business interests or in which his act or omission materially interferes with his duties or represents a breach of his employment agreement that continues following notice and a four-week cure period. Similarly, Mr. Costamagna may resign and claim the severance payment if (after having given written notice and an opportunity to cure a defect) his title, duties, responsibilities or status are materially diminished, if his base salary or bonus is inappropriately reduced, or if his responsibilities are delegated to another person. The severance payment also triggers upon termination occasioned by death or disability, provided that in such cases he must qualify for life and disability insurance covering these obligations. Moreover, a termination of his employment for any reason (with limited exceptions for termination upon his death) constitutes an event as of default under the MTM loan and affords him or his estate an ability to accelerate the amounts then outstanding under that loan.

The Company entered into an Employment Agreement with Mr. Garner for a term of four consecutive one year periods commencing on January 5, 2004. The agreement requires payment of an annual base salary of $190,000 and payment of incentive compensation under the Company’s Bonus Incentive Plan unless the Board of Directors approves another cash bonus plan that supersedes the Bonus Incentive Plan. In addition, the agreement provides for certain benefits, including medical insurance and a car allowance. The agreement is subject to termination events, which include Mr. Garner’s resignation and the Company’s right to terminate him. If terminated by the Company, Mr. Garner is entitled to cash payments equal to his annual base salary plus additional cash compensation that he would have earned for the remaining months following the effective date of termination of employment (or, if terminated in the fourth year, for six months if that would be longer), and the benefits shall continue for the remaining months of the fiscal year following the effective date of termination of employment.

On January 5, 2005, the Company entered into a Consulting Agreement with Mr. Clapp for a term that expires on March 5, 2006. The agreement requires payment of a total base salary of £172,482 for the entire 14 month term of the agreement, and provides for participation in the Company’s 2000, 2002, 2003 and 2004 Incentive Stock Option Plans. The agreement may not be terminated by the Company during the term of the agreement.

On April 6, 2005, the Company entered into a revised employee consulting agreement with Robert M. Stemmler pursuant to which he will perform duties assigned to him by the Company’s Chief Executive Officer from March 11, 2005 through March 31, 2007. Mr. Stemmler had been Chairman of the Company’s Board of Directors, but agreed to resign as a director effective May 3, 2005. The Company will pay Mr. Stemmler a total of $300,000 as an employee consulting fee, provide him with life and long-term disability insurance during the term of the agreement and permit his stock options to continue to vest during the term of the agreement. In addition, the Company will reimburse Mr. Stemmler and his wife for the cost of medical insurance, initially in the form of COBRA coverage and then, from August 2005 until death, in the form of supplemental Medicare J insurance, or medical insurance comparable to that provided by the Company if supplemental Medicare J insurance is not available for him and his spouse. The agreement cannot be terminated by the Company, and Mr. Stemmler’s death or disability does not terminate the agreement or relieve the Company of its obligation to pay the consulting fee.

On April 7, 2005, the Company entered into a severance agreement with Nickolai A. Gerde pursuant to which he resigned as the Company’s Vice President Finance, Chief Financial Officer and Treasurer. Under the terms of the severance agreement, provided that certain conditions were met including, but not limited to, Mr. Gerde’s taking all reasonable measures necessary and appropriate to permit the completion of the Company’s audit for the 2004 fiscal year and filing of an accurate and complete Form 10-K with Mr. Gerde signing the Form 10-K and the Sarbanes-Oxley Sections 302 and 906 certifications in his capacity as Chief Financial Officer, Mr. Gerde will receive a severance payment of $90,000 plus accrued vacation and be permitted to exercise any stock options for a 90-day period following the expiration on June 4, 2005 of the restrictions contained in his lock-up agreement entered into in connection with the Company’s Common Stock offering in February. The agreement contains a qualified general release by each party.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report on executive compensation is furnished by the Compensation Committee of the Board of Directors. During the fiscal year ended December 31, 2004, the Board of Directors determined the compensation to be paid to the Company’s executive officers upon the recommendation of the Compensation Committee.

December 31, 2004 Compensation

Compensation Philosophy

Compensation of the executive officers is designed to link compensation directly to the Company’s growth and financial performance. Compensation consists of base compensation, a Bonus Incentive Plan and options under the Incentive Stock Option Plans. The objective of these three elements, taken together, is to provide reasonable base compensation and to retain, recognize and reward superior performance. The compensation philosophy also ensures that the Company provides a comprehensive compensation package that is competitive in the marketplace.

Base Compensation

In reviewing and approving base salaries for the executive officers, the Compensation Committee relies on independent industry surveys of manufacturing and service companies and of public companies of comparable size located in southern California to assess the Company’s salary competitiveness and salary range for each position. Base salary is based upon individual performance, experience, competitive pay practices and level of responsibilities. Base salaries in this period reflected the Compensation Committee’s determination of compensation levels required to remain competitive, given each executive officer’s performance, the Company’s performance and the competitive environment for executive talent. During the 2004 fiscal year, although the Company recognized growth in revenues and operating income, the Company did record a loss for the year. As a result, the Compensation Committee decided that the base salary for Mr. Stemmler would not be increased for 2004. With respect to Messrs. Rasmussen, Garner and Clapp, however, the Compensation Committee determined that their base salaries should be increased given competitive pay practices with respect positions with commensurate levels of responsibility.

Bonus Incentive Plan

Officers (and other employees) participate in a Bonus Incentive Plan. Each officer is eligible to receive a discretionary bonus based upon individually established performance goals. Officers (and other employees) are also eligible to receive stock option grants, which are intended to promote success by aligning employee financial interests with long-term shareholder value. Stock option grants are based on various subjective factors, primarily relating to the responsibilities of the individual officers and also to their expected future contributions and prior option grants. For 2004, the significant contributions of certain officers, including the Named Executive Officers, in connection with the BRC acquisition, the repayment of the high-interest Bison loan and the Company’s public offering in early 2005 largely determined the bonuses and stock option grants to those officers.

Deferred Compensation Plan

The Board of Directors adopted a Deferred Compensation Plan to provide a select group of key employees and directors with the opportunity to defer compensation, which is invested in mutual funds, and to increase their ownership of the Company’s common stock. Under the Deferred Compensation Plan, participants may defer up to 100% of their base compensation and bonuses. The Company matches 50% of the participant’s contribution up to an annual maximum of $12,500, which is invested in shares of the Company’s Common Stock acquired in the open market and those shares become subject to vesting provisions. The Deferred Compensation Plan is not qualified under Section 401 of the Internal Revenue Code. The Company will pay participants upon retirement or termination of employment an amount equal to the amount of the deferred compensation plus investment returns and vested shares of the Company’s Common Stock.

CEO Compensation

Robert M. Stemmler served as the Company’s Chief Executive Officer until January 1, 2005 pursuant to a two-year employment agreement, which commenced April 1, 2004 and was terminated effective January 1, 2005. Pursuant to that employment agreement, his base salary remained at an annual rate of $360,000. Mr. Stemmler received a bonus of $40,000 for the fiscal year ended December 31, 2004 and options to purchase 345,500 shares of the Company’s Common Stock. Of the options awarded to Mr. Stemmler during 2004, an option to purchase 245,500 shares was in fact a grant intended to replace a grant in 2003 for services performed during that year and later rescinded for procedural reasons. Mr. Stemmler’s bonus and award of options to purchase 100,000 shares were based on his significant contributions in connection with the BRC acquisition, the repayment of the Bison loan and the Company’s public offering.

Effective January 1, 2005, Mariano Costamagna became the Company’s Chief Executive Officer pursuant to an amended employment agreement entered into on December 22, 2004. Pursuant to that agreement, Mr. Costamagna will serve as Chief Executive Officer until May 31, 2009, his initial base salary is $360,000 per year, and he is entitled to participate in the Company’s Bonus Incentive Plan. The negotiations concerning the terms of Mr. Costamagna’s employment agreement were at arm’s length in connection with the BRC acquisition and overseen by a special committee of the Board of Directors.

IRC Section 162(m)

Under Section 162(m) of the Internal Revenue Code, no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to its Named Executive Officers. The Company’s stock option plans, including the 2004 Stock Option Plan, are not structured to qualify for the exception from the $1 million limitation and, as a result, any compensation expense of the Company associated with options granted under the Company’s stock option plans (together with all other non-performance based compensation) in excess of $1 million for any of the Company’s Named Executive Officers will not be deductible by the Company under the Code.

The Compensation Committee

John Jacobs (Chair)
Norman L. Bryan
J. David Power III

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return on the Company’s Common Stock for the last three fiscal years ended April 30, 2002, the eight-month transition period ended December 31, 2002 and the fiscal years ended December 31, 2003 and 2004 with the cumulative total return of the CRSP Total Return Index for The Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Trucking and Transportation Stock Index over the same period (assuming the investment of $100 and reinvestment of all dividends).

The foregoing report of the Compensation Committee of the Board of Directors on executive compensation and the performance graph that appears above shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP audited the Company’s financial statements for the fiscal year ended December 31, 2004. Prior to their resignation on July 9, 2004, Ernst & Young audited the Company’s financial statements for the fiscal year ended December 31, 2003.

On July 9, 2004, Ernst & Young LLP notified the Company’s management of its intention to resign as the Company’s independent accountants. Prior to learning of Ernst & Young LLP’s intention to withdraw, at its regularly scheduled meeting on June 28, 2004, the Company’s audit committee had approved the dismissal of Ernst & Young LLP contingent upon the selection and engagement of a qualified independent auditor. On July 16, 2004, the Company formally engaged BDO Seidman, LLP.

Ernst & Young LLP’s report on the financial statements for the year ended December 31, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the 2003 fiscal year and the subsequent interim period through the date of resignation, the Company did not have any disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s 2003 fiscal year or the subsequent interim period through the date of resignation.

During the 2003 fiscal year and the subsequent interim period through the date of engagement, the Company did not consult with or receive written or oral advice from BDO Seidman, LLP regarding any matter described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

INDEPENDENT PUBLIC ACCOUNTANTS

A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is expected to be available to respond to appropriate questions. The Audit Committee has appointed BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2005 fiscal year.

The Audit Committee considered whether BDO Seidman, LLP’s provision of any professional services other than its audit of the Company’s annual financial statements and reviews of quarterly financial statements is compatible with maintaining such auditor’s independence.

The Company was billed the following fees by BDO Seidman, LLP for the fiscal year ended December 31, 2004 and by Ernst & Young LLP for the fiscal year ended December 31, 2003:

Audit Fees

The aggregate fees billed by BDO Seidman for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2004, the audit of the effectiveness of the Company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that period were $1,447,573.

The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2003 and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that period were $634,000.

During 2003, audit fees billed by Ernst & Young included $307,000 for the required audits of the Company’s 50% owned subsidiary BRC for its fiscal years ended December 31, 2001, 2002 and 2003.

Audit Related Fees

For the 2004 fiscal year, audit-related fees billed by BDO Seidman for employee benefit plan audits and audit related fees for required regulatory filings were $19,200.

For the 2003 fiscal year, audit-related fees billed by Ernst & Young for employee benefit plan audits, audit related fees for required regulatory filings, due diligence services with respect to an acquisition and consultations concerning financial accounting and reporting standards were $289,000.

Tax Fees

The aggregate fees billed by BDO Seidman for professional services rendered for tax preparation services for the 2004 fiscal year were $36,580.

The aggregate fees billed by Ernst & Young for professional services rendered for tax preparation services for the 2003 fiscal year were $71,000.

All Other Fees

The aggregate fees billed by BDO Seidman and Ernst & Young for services rendered to the Company, other than the services described above under “Audit Fees”, “Audit Related Fees” and “Tax Fees,” for the 2004 fiscal year and 2003 fiscal year, respectively, were $0 and $0, respectively.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services provided by BDO Seidman and Ernst & Young during 2004 and 2003 were approved by the Audit Committee under its pre-approval policies and procedures.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the fiscal year ended December 31, 2004 (the “Audited Financial Statements”). The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee serves an oversight role where it receives information from, consults with and provides its views and directions to management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

The Audit Committee

Norman L. Bryan, Chair J. David Power III John Jacobs

The foregoing report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

PROPOSALS OF STOCKHOLDERS

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. Proposals of stockholders intended to be presented at the Company’s next annual meeting of stockholders must be received by the Secretary at the address shown at the top of page one of this proxy statement no later than January 12, 2006, for inclusion in the Company’s proxy statement and form of proxy for that meeting. In order for a stockholder proposal not intended to be subject to Rule 14a-8 (and thus not subject to inclusion in the Company’s proxy statement) to be considered “timely” within the meaning of Rule 14a-4 under the Exchange Act and pursuant to the Company’s Bylaws, stockholders must submit such proposals in writing to the Secretary at the address shown at the top of page one not later than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting (for the 2006 annual meeting, not later than March 31, 2006 or earlier than March 11, 2006); provided, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder must be received not earlier than 90 days prior to the annual meeting and not later than the close of business on the later of 70 days prior to the annual meeting or the tenth day following the first public announcement of the date of the meeting.

A stockholder’s notice to the Secretary must set forth for each matter proposed to be brought before the annual meeting (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposed to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposed is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

OTHER INFORMATION

The 2004 Annual Report of the Company for the fiscal year ended December 31, 2004 is enclosed with this Proxy Statement. Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the Securities and Exchange Commission will be provided to stockholders without charge upon written request to Dale L. Rasmussen, Secretary, IMPCO Technologies, Inc., 22614 Sixty Sixth Ave. South, Kent, Washington 98032; telephone number (206) 315-8242.

OTHER BUSINESS

As of the date of this Proxy Statement, management knows of no other business which will be presented for action at the Annual Meeting. If any other business requiring a vote of the stockholders should come before the Annual Meeting, the persons named in the enclosed form of proxy will vote or refrain from voting in accordance with their best judgment.

By Order of the Board of Directors,

Dale L. Rasmussen Secretary

Cerritos, California

May 2, 2005

PROXY

IMPCO TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dale L. Rasmussen and Mariano Costamagna, and each of them, as proxies and agents, with full power of substitution, to vote for and on behalf of the undersigned all of the shares of Common Stock of IMPCO Technologies, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on June 9, 2005 at 9:00 a.m. local time, or at any adjournment or postponement thereof, as follows:

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Detach here from proxy voting card.

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PLEASE SEE REVERSE SIDE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY CARD. MANAGEMENT RECOMMENDS A VOTE FOR ALL NOMINEES FOR THE BOARD OF DIRECTORS AND FOR THE OTHER MATTERS DESIGNATED ON THIS PROXY CARD. IF NO SPECIFICATION IS MADE, A VOTE FOR ALL OF SUCH NOMINEES AND FOR ALL SUCH OTHER MATTERS WILL BE ENTERED.

I. ELECTION OF DIRECTORS:

FOR ALL Nominees listed (except as indicated to the contrary)

WITHHELD AUTHORITY to vote for all Nominees as indicated

II. In their discretion, the holders of this proxy are authorized to vote for the election of a person to the Board of Directors if any Nominee named herein becomes unable to serve or for good cause will not serve and upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

NOMINEES: 01 Norman L. Bryan and 02 Don J. Simplot

INSTRUCTION: To withhold authority to vote for any Nominee print that Nominee’s name in the following space:

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I plan to attend the annual meeting.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares.

Signature(s) Date , 2005

Please sign exactly as name appears on the proxy. If stock is held jointly, both persons should sign. Persons signing in a representative capacity should give their title.

3Detach here from proxy voting card.